UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2016 (March 31, 2016)

New Residential Investment Corp.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35777	45-3449660
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 45th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 479-3150

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

On March 31, 2016, New Residential Investment Corp. (the “Company”), through several of its wholly owned subsidiaries (together, the “NRZ Buyers”), and funds managed by Blackstone Tactical Opportunities Advisors L.L.C. (“Blackstone”) entered into a purchase agreement (the “Purchase Agreement”) with certain indirect wholly owned subsidiaries of OneMain Holdings, Inc. (the “Sellers”), pursuant to which the Sellers sold their collective 47% limited liability company interests in four joint venture limited liability companies (the “SpringCastle Joint Venture”) to the NRZ Buyers and Blackstone for an aggregate purchase price of approximately $111.6 million (the “Purchase”).  Prior to entering into the Purchase Agreement, the NRZ Buyers and Blackstone owned 30% and 23% limited liability company interest in the SpringCastle Joint Venture, respectively, and, following entry into the Purchase Agreement, own 53.5% and 46.5% limited liability company interest in the SpringCastle Joint Venture, respectively.  As a result of the Purchase, the fair value of the SpringCastle Joint Venture’s assets and liabilities will be reflected on the Company’s consolidated balance sheet as of March 31, 2016.

The Purchase was unanimously approved by a special committee composed entirely of independent directors (the “Transaction Committee”) to which the Company’s board of directors had delegated full authority to consider, negotiate and determine whether to engage in the Purchase.  The Transaction Committee was advised by legal counsel Kirkland & Ellis LLP and received a fairness opinion from its financial advisor Citigroup Global Markets Inc.

The descriptions of the Purchase and the Purchase Agreement do not purport to be complete.  The Company intends to file a Current Report on Form 8-K with the Securities and Exchange Commission on or about April 6, 2016, which will include a more detailed description of the Purchase and the Purchase Agreement, along with financial statements of the SpringCastle Joint Venture and pro forma financial information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW RESIDENTIAL INVESTMENT CORP.
(Registrant)

/s/ Nicola Santoro, Jr.
Nicola Santoro, Jr.
Chief Financial Officer

Date: April 1, 2016